EXHIBIT 11.1
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                                                                   EXHIBIT 11.1

                              AVON PRODUCTS, INC.
                COMPUTATION OF PRIMARY INCOME (LOSS) PER SHARE
                     (In millions, except per share data)

                                                   Years ended December 31
                                                 ---------------------------
                                                 1993        1992        1991
                                                 ----        ----        ----
Weighted average shares of common stock
  Weighted average shares outstanding during
    the year excluding shares issued for the
    conversion of preferred stock............   72.06       71.99       58.47

  Weighted average shares outstanding during
    the year issued for the conversion of
    preferred stock..........................      --          --        7.53*

  Common stock equivalents...................      **          **          **
                                              -------      ------      ------
  Weighted average shares for primary income
    per share computation....................   72.06       71.99       66.00
                                              =======      ======      ======
Income applicable to common stock
  Income from continuing operations.......... $ 249.6      $175.0      $210.7
  Preferred dividends........................      --          --       (18.2)
                                              -------      ------      ------
  Income from continuing operations..........   249.6       175.0       192.5
  Discontinued operations, net...............   (10.0)         --       (75.0)
  Cumulative effect of changes in accounting
    for postretirement benefits and income
    taxes....................................  (107.5)         --          --
                                              -------      ------      ------
  Income applicable to common stock.......... $ 132.1      $175.0      $117.5
                                              =======      ======      ======
Primary income (loss) per share of
  common stock
  Continuing operations...................... $  3.46      $ 2.43      $ 2.92
  Discontinued operations, net...............    (.14)         --       (1.14)
  Cumulative effect of accounting changes....   (1.49)         --          --
                                              -------      ------      ------
  Net income................................. $  1.83      $ 2.43      $ 1.78
                                              =======      ======      ======

[FN]
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 *On June 3, 1991, 18.0 preferred shares were converted into approximately
  12.96 common shares, which have been included in the weighted average shares outstanding subsequent to that date.

**Common stock equivalents are not reported because they result in less than three percent dilution.
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                                    EXHIBIT 11.2
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                                                                  EXHIBIT 11.2

                                AVON PRODUCTS, INC.
                COMPUTATION OF FULLY DILUTED INCOME (LOSS) PER SHARE
                        (In millions, except per share data)

                                                   Years ended December 31
                                                 ---------------------------
                                                 1993       1992        1991
                                                 ----       ----        ----
Weighted average shares of common stock
  Weighted average shares outstanding during
    the year excluding shares issued for the
    conversion of preferred stock............   72.06      71.99       58.47

  Shares issued for the conversion of
    preferred stock..........................      --         --       12.96*

  Common stock equivalents...................     .08        .11         .25
                                              -------     ------      ------
  Weighted average shares for fully diluted
    income per share computation.............   72.14      72.10       71.68
                                              =======     ======      ======


Income applicable to common stock
  Income from continuing operations.......... $ 249.6     $175.0      $210.7
  Discontinued operations, net...............   (10.0)        --       (75.0)
  Cumulative effect of changes in accounting
    for postretirement benefits and income
    taxes....................................  (107.5)        --          --
                                              -------     ------      ------
  Net income................................. $ 132.1     $175.0      $135.7
                                              =======     ======      ======


Fully diluted income (loss) per share of
  common stock
  Continuing operations...................... $  3.46     $ 2.43      $ 2.94
  Discontinued operations, net...............    (.14)        --       (1.05)
  Cumulative effect of accounting changes....   (1.49)        --          --
                                              -------     ------      ------
  Net income................................. $  1.83     $ 2.43      $ 1.89
                                              =======     ======      ======

[FN]

- - ------------
*On June 3, 1991, 18.0 preferred shares were converted into approximately 12.96 common shares, which have been included in the weighted average shares outstanding from the beginning of 1991.
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